Exhibit 99.6

HPK Energy, LP and HighPeak Energy, LP (Predecessor)

Condensed Consolidated and Combined Financial Statements

As of June 30, 2020 and December 31, 2019

And for the Three and Six Months Ended June 30, 2020 and 2019

HPK Energy, LP

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2020	December 31, 2019
Assets	(unaudited)
Current Assets:
Cash and cash equivalents	$6,280	$22,711
Notes receivable	10,100	4,193
Deferred expenses	3,425	-
Accounts receivable	477	3,363
Inventory	405	184
Deposits	50	61,550
Prepaid expenses and other current assets	-	25
Total current assets	20,737	92,026

Property and equipment - successful efforts method:
Proved properties	228,529	178,835
Unproved properties	230,818	228,105
Other	604	554
Total property and equipment	459,951	407,494
Less: accumulated depletion, depreciation and amortization	(6,704)	(1,612)
Net property and equipment	453,247	405,882

Total assets	$473,984	$497,908

Liabilities and partners' capital
Current liabilities:
Accounts payable and accrued liabilities	$37,868	$30,980
Total current liabilities	37,868	30,980

Noncurrent liabilities:
Asset retirement obligation	2,378	2,212

Partners' capital	433,738	464,716

Total liabilities and partners' capital	$473,984	$497,908

The accompanying notes are an integral

part of these financial statements

HPK Energy, LP and HighPeak Energy, LP (Predecessor)

Condensed Consolidated and Combined Statements of Operations

(Unaudited and in thousands)

	HPK Energy, LP Three Months Ended June 30, 2020	HighPeak Energy, LP Three Months Ended June 30, 2019	HPK Energy, LP Six Months Ended June 30, 2020	HighPeak Energy, LP Six Months Ended June 30, 2019
Operating Revenues
Crude oil	$938	$1,364	$5,462	$2,735
Natural gas and natural gas liquids	6	13	105	79
Total operating revenues	944	1,377	5,567	2,814

Operating Expenses
Lease operating	1,814	345	4,203	1,258
Taxes other than income	94	113	402	181
Exploration and abandonment	1	544	4	2,658
Depletion, depreciation and amortization	1,735	931	5,091	1,835
Accretion	35	14	69	24
General and administrative	1,412	841	4,273	1,682
Total operating expenses	5,091	2,788	14,042	7,638

Operating loss	(4,147)	(1,411)	(8,475)	(4,824)

Other income (expense)
Other expense	-	-	(76,503)	-

Net loss	$(4,147)	$(1,411)	$(84,978)	$(4,824)

The accompanying notes are an integral

part of these financial statements

HPK Energy, LP

Condensed Consolidated Statement of Changes in Partners’ Capital

(Unaudited and in thousands)

	General Partner Capital	Limited Partners' Capital	Total Partners' Capital

Balance, December 31, 2019	$-	$464,716	$464,716
Cash capital contributions	-	54,000	54,000
Net loss	-	(80,831)	(80,831)
Balance, March 31, 2020	-	437,885	437,885
Net loss	-	(4,147)	(4,147)
Balance, June 30, 2020	$-	$433,738	$433,738

The accompanying notes are an integral

part of these financial statements

HPK Energy, LP and HighPeak Energy, LP (Predecessor)

Condensed Consolidated and Combined Statements of Cash Flows

(Unaudited and in thousands)

	HPK Energy, LP Six Months Ended June 30, 2020	HighPeak Energy, LP Six Months Ended June 30, 2019
Cash Flows from Operating Activities
Net loss	$(84,978)	$(4,824)
Adjustments to reconcile net loss to net cash provided by (used in) operations:
Exploration and abandonment expense	4	2,658
Depletion, depreciation and amortization expense	5,091	1,835
Accretion expense	69	24
Loss on terminated acquisition	76,500	-
Changes in components of working capital
Increase in accounts receivable	2,886	2,038
Increase in deferred expenses	(3,621)	-
Increase in accounts payable and accrued liabilities	(763)	(203)
Net cash provided by (used in) operating activities	(4,812)	1,528

Cash Flows from Investing Activities
Additions to oil and gas properties	(41,364)	(5,757)
Acquisitions of oil and gas properties	(3,298)	(7,795)
Issuance of notes receivable	(5,907)	-
Other property additions	(50)	(7)
Extension payment on acquisition	(15,000)	-
Cash used in investing activities	(65,619)	(13,559)

Cash Flows from Financing Activities
Contributions from partners	54,000	13,447
Cash provided by financing activities	54,000	13,447

Net increase (decrease) in cash and cash equivalents	(16,431)	1,416
Cash and cash equivalents, beginning of period	22,711	894
Cash and cash equivalents, end of period	$6,280	$2,310

Supplemental noncash investing and financing activities:
Additions to asset retirement obligations	$97	$106
Additions to oil and gas properties included in accounts payable and accrued liabilities	$7,651	$1,760

The accompanying notes are an integral

part of these financial statements

HPK Energy, LP and HighPeak Energy, LP (Predecessor)

Notes to the Unaudited Condensed Consolidated and Combined Financial Statements

Note 1 – Description of Organization and Business Operations

HPK Energy, LP (the “Partnership” or the “Company”) was formed on August 28, 2019 (Inception), as a Delaware limited partnership between HPK Energy, LLC as the General Partner (the “GP”) and the Limited Partners (the “LPs”) pursuant to an Amended and Restated Agreement of Limited Partnership (the “Partnership Agreement”). The Partnership has no contractual capital commitments as of June 30, 2020. A combination of cash and the contribution by LPs of three wholly owned subsidiaries that own and operate oil and gas properties have been contributed to the Partnership as of June 30, 2020. The GP has no economic interest in the Partnership. The Partnership was formed to acquire oil and gas related assets and to engage in all aspects of the oil and gas industry primarily in North America and primarily through its recently contributed wholly owned subsidiaries: HighPeak Energy Assets, LLC, HighPeak Energy Assets II, LLC (“HighPeak Assets II”) and HighPeak Energy Holdings, LLC. Unless otherwise specified or the context otherwise requires, all references in these notes to the “Partnership” or “Company” or “we” or “us” are to HPK Energy, LP and its consolidated subsidiaries. The Partnership is an independent energy company engaged in the exploration, development, and acquisition of oil and gas properties, with continuing operations in the Permian Basin in West Texas.

The accompanying condensed consolidated statement of operations and condensed consolidated statement of cash flows for the three and six months ended June 30, 2019 are those of HighPeak Energy, LP (“HighPeak I”), which is the predecessor to the Partnership prior to the effective October 1, 2019 business combination of the subsidiaries of HighPeak I and HighPeak Energy II, LP (“HighPeak II”) being contributed to the Partnership which is discussed in further detail in Note 9.

Note 2 – Significant Accounting Policies

Principles of consolidation. The condensed consolidated financial statements include the accounts of the Partnership and HighPeak I and their wholly owned subsidiaries since their contribution, acquisition, or formation. All material intercompany balances and transactions have been eliminated.

Use of estimates in the preparation of financial statements. Preparation of the Partnership’s and HighPeak I’s condensed consolidated financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Depletion of oil and gas properties and impairment of proved and unproved oil and gas properties, in part is determined using estimates of proved, probable and possible oil and gas reserves. There are uncertainties inherent in the estimation of quantities of proved, probable and possible reserves and in the projection of future rates of production and the timing of development expenditures. Similarly, evaluations for impairment of proved and unproved oil and gas properties are subject to uncertainties including, among other things, estimates of future recoverable reserves and commodity price outlooks. Actual results could differ from the estimates and assumptions utilized. The condensed consolidated financial statements, other than the balance sheet as of December 31, 2019, have not been audited by independent public accountants. In the opinion of management, the Partnership’s condensed consolidated financial statements reflect all adjustments necessary to present fairly the Partnership’s consolidated financial position as of June 30, 2020. These financial statements were approved by management and available for issuance on August 27, 2020. Subsequent events have been evaluated through this date. These are interim condensed consolidated financial statements and should be read in conjunction with the Partnership’s audited consolidated financial statements as of December 31, 2019. The operating results for the three and six months ended June 30, 2020 and 2019 are not necessarily indicative of the results to be expected for the full year.

Cash and cash equivalents. The Partnership’s cash and cash equivalents include depository accounts held by banks and marketable securities with original issuance maturities of 90 days or less.

Note 2 – Significant Accounting Policies (continued)

Accounts receivable. The Partnership’s accounts receivable are primarily comprised of oil and gas sales receivables, joint interest receivables and other receivables for which the Partnership does not require collateral security. The Partnership’s share of oil and gas production is sold to various purchasers who must be prequalified under the Partnership’s credit risk policies and procedures. The Partnership records allowances for doubtful accounts based on the age of accounts receivables and the financial condition of its purchasers. The Partnership’s credit risk related to collecting accounts receivables is mitigated by using credit and other financial criteria to evaluate the credit standing of the entity obligated to make payment on the accounts receivable, and where appropriate, the Partnership obtains assurances of payment, such as a guarantee by the parent company of the counterparty or other credit support.

As of June 30, 2020 and December 31, 2019, the Partnership’s accounts receivables primarily consist of amounts due from the sale of crude oil, natural gas and natural gas liquids of $55,000 and $2.9 million, respectively, and are based on estimates of sales volumes and realized prices the Partnership anticipates it will receive, and joint interest receivables of $422,000 and $440,000, respectively. The Partnership routinely reviews outstanding balances and establishes allowances for bad debts equal to the estimable portions of accounts receivable for which failure to collect is considered probable. As of June 30, 2020 and December 31, 2019, the Partnership had no allowance for doubtful accounts recorded.

Notes receivable. Pursuant to an agreement between the Partnership and Pure Acquisition Corp. (“Pure”), whereby Pure obtained extensions to complete its initial business combination to August 21, 2020, the Partnership made loans totaling $10.1 million and $4.2 million to Pure as of June 30, 2020 and December 31, 2019, respectively. The Partnership routinely reviews outstanding balances and establishes allowances for bad debts equal to the estimable portions of notes receivable for which failure to collect is considered probable. As of June 30, 2020 and December 31, 2019, the Partnership had no allowance for doubtful accounts recorded. See additional information regarding Pure in Note 9 to these condensed consolidated financial statements.

Deposits. During 2019, the Partnership paid $61.5 million to Grenadier Energy Partners II, LLC (“Grenadier”) as a non-refundable deposit for an acquisition (“Grenadier Acquisition”) plus an additional $15.0 million extension payment that was to be accounted for as additional consideration for the Grenadier Acquisition upon closing. The Grenadier Acquisition was terminated in April 2020 and the $76.5 million deposit and extension payments were charged to expense during the first quarter of 2020 as conditions existed as of March 31, 2020 that made this termination probable at the time. In addition, the Partnership has paid the Texas Railroad Commission $50,000 in lieu of a plugging bond as statutorily required.

Inventory. Inventory is comprised primarily of oil and gas drilling or repair items such as tubing, casing, proppant used to fracture-stimulate oil and gas wells, water, chemicals, operating supplies and ordinary maintenance materials and parts. The materials and supplies inventory is primarily acquired for use in future drilling operations or repair operations and is carried at the lower of cost or market, on a weighted average cost basis. Valuation allowances for materials and supplies inventories are recorded as reductions to the carrying values of the materials and supplies inventories in the Partnership’s condensed consolidated balance sheet and as charges to other expense in the condensed consolidated statements of operations. The Partnership’s materials and supplies inventory as of June 30, 2020 and December 31, 2019 is $405,000 and $184,000, respectively, and the Partnership has not recognized any valuation allowance to date.

Oil and gas properties. The Partnership utilizes the successful efforts method of accounting for its oil and gas properties. Under this method, all costs associated with productive wells and nonproductive development wells are capitalized while nonproductive exploration costs and geological and geophysical expenditures are expensed.

The Partnership does not carry the costs of drilling an exploratory well as an asset in its consolidated balance sheet following the completion of drilling unless both of the following conditions are met: (i) the well has found a sufficient quantity of reserves to justify its completion as a producing well and (ii) the Partnership is making sufficient progress assessing the reserves and the economic and operating viability of the project.

Note 2 – Significant Accounting Policies (continued)

Due to the capital-intensive nature and the geographical location of certain projects, it may take an extended period of time to evaluate the future potential of an exploration project and the economics associated with making a determination on its commercial viability. In these instances, the project’s feasibility is not contingent upon price improvements or advances in technology, but rather the Partnership’s ongoing efforts and expenditures related to accurately predicting the hydrocarbon recoverability based on well information, gaining access to other companies’ production data in the area, transportation or processing facilities and/or getting partner approval to drill additional appraisal wells. These activities are ongoing and are being pursued constantly. Consequently, the Partnership’s assessment of suspended exploratory well costs is continuous until a decision can be made that the project has found sufficient proved reserves to sanction the project or is noncommercial and is charged to exploration and abandonment expense. See Note 5 for additional information.

The capitalized costs of proved properties are depleted using the unit-of-production method based on proved reserves. Costs of significant nonproducing properties, wells in the progress of being drilled and development projects are excluded from depletion until the related project is completed and proved reserves are established or, if unsuccessful, impairment is determined.

Proceeds from the sales of individual properties and the capitalized costs of individual properties sold or abandoned are credited and charged, respectively, to accumulated depletion, depreciation and amortization, if doing so does not materially impact the depletion rate of an amortization base. Generally, no gain or loss is recorded until an entire amortization base is sold. However, gain or loss is recorded from the sale of less than an entire amortization base if the disposition is significant enough to materially impact the depletion rate of the remaining properties in the amortization base.

The Partnership performs assessments of its long-lived assets to be held and used, including proved oil and gas properties accounted for under the successful efforts method of accounting, whenever events or circumstances indicate that the carrying value of those assets may not be recoverable. An impairment loss is indicated if the sum of the expected future cash flows is less than the carrying amount of the assets. In these circumstances, the Partnership recognizes an impairment charge for the amount by which the carrying amount of the assets exceeds the estimated fair value of the assets.

Unproved oil and gas properties are periodically assessed for impairment on a project-by-project basis. These impairment assessments are affected by the results of exploration activities, commodity price outlooks, planned future sales or expirations of all or a portion of such projects. If the estimated future net cash flows attributable to such projects are not expected to be sufficient to fully recover the costs invested in each project, the Partnership will recognize an impairment charge at that time.

Accounts payable and accrued liabilities. Accounts payable and accrued liabilities as of June 30, 2020 and December 31, 2019 totaled approximately $37.9 million and $31.0 million, respectively, including trade accounts payable and accruals for capital expenditures, operating and general and administrative expenses and other miscellaneous items.

Asset retirement obligations. The Partnership records a liability for the fair value of an asset retirement obligation in the period in which the associated asset is acquired or placed into service, if a reasonable estimate of fair value can be made. Asset retirement obligations are generally capitalized as part of the carrying value of the long-lived asset to which it relates. Conditional asset retirement obligations meet the definition of liabilities and are recorded when incurred and when fair value can be reasonably estimated. See Note 6 for additional information.

Revenue recognition. The Partnership and HighPeak I follow Financial Accounting Standards Board Accounting Standards Codification Topic 606, “Revenue from Contracts with Customers,” (“ASC 606”) whereby the Partnership and HighPeak I recognize revenues from the sales of oil and natural gas to its purchasers and presents them disaggregated on the Partnership’s and HighPeak I’s condensed consolidated and combined statements of operations.

Note 2 – Significant Accounting Policies (continued)

The Partnership and HighPeak I enter into contracts with purchasers to sell its oil and natural gas production. Revenue on these contracts is recognized in accordance with the five-step revenue recognition model prescribed in ASC 606. Specifically, revenue is recognized when the Partnership’s performance obligations under these contracts are satisfied, which generally occurs with the transfer of control of the oil and natural gas to the purchaser. Control is generally considered transferred when the following criteria are met: (i) transfer of physical custody, (ii) transfer of title, (iii) transfer of risk of loss and (iv) relinquishment of any repurchase rights or other similar rights. Given the nature of the products sold, revenue is recognized at a point in time based on the amount of consideration the Partnership expects to receive in accordance with the price specified in the contract. Consideration under the oil and natural gas marketing contracts is typically received from the purchaser one to two months after production. At June 30, 2020 and December 31, 2019, the Partnership had receivables related to contracts with purchasers of approximately $55,000 and $2.8 million, respectively.

Oil Contracts. The majority of the Partnership’s and HighPeak I’s oil marketing contracts transfer physical custody and title at or near the wellhead, which is generally when control of the oil has been transferred to the purchaser. The majority of the oil produced is sold under contracts using market-based pricing which is then adjusted for the differentials based upon delivery location and oil quality. To the extent the differentials are incurred after the transfer of control of the oil, the differentials are included in oil sales on the consolidated statement of operations as they represent part of the transaction price of the contract. If the differentials, or other related costs, are incurred prior to the transfer of control of the oil, those costs are included in lease operating expenses on the Partnership’s and HighPeak I’s condensed consolidated and combined statements of operations as they represent payment for services performed outside of the contract with the purchaser.

Natural Gas Contracts. The majority of the Partnership’s and HighPeak I’s natural gas is sold at the lease location, which is generally when control of the natural gas has been transferred to the purchaser. The natural gas is sold under (i) percentage of proceeds processing contracts, (ii) fee-based contracts or (iii) a hybrid of percentage of proceeds and fee-based contracts. Under the majority of the Partnership’s contracts, the purchaser gathers the natural gas in the field where it is produced and transports it to natural gas processing plants where natural gas liquid products are extracted. The natural gas liquid products and remaining residue gas are then sold by the purchaser. Under the percentage of proceeds and hybrid percentage of proceeds and fee-based contracts, the Partnership and HighPeak I receive a percentage of the value for the extracted liquids and the residue gas. Under the fee-based contracts, the Partnership and HighPeak I receive natural gas liquids and residue gas value, less the fee component, or is invoiced the fee component. To the extent control of the natural gas transfers upstream of the transportation and processing activities, revenue is recognized as the net amount received from the purchaser. To the extent that control transfers downstream of the transportation and processing activities, revenue is recognized on a gross basis, and the related costs are classified in gathering, processing and transportation within lease operating expenses on the Partnership’s and HighPeak I’s condensed consolidated and combined statements of operations.

The Partnership and HighPeak I do not disclose the value of unsatisfied performance obligations under its contracts with customers as it applies the practical exemption in accordance with ASC 606. The exemption, as described in ASC 606-10-50-14(a), applies to variable consideration that is recognized as control of the product is transferred to the customer. Since each unit of product represents a separate performance obligation, future volumes are wholly unsatisfied and disclosure of the transaction price allocated to remaining performance obligations is not required.

Income taxes. The Partnership and HighPeak I do not record a provision for U.S. Federal income tax because the partners report their share of the Partnership’s income or loss on their income tax return. The Partnership and HighPeak I are required to file an information return on Form 1065 with the Internal Revenue Service (“IRS”). The 2019 tax year remains open to examination.

Note 2 – Significant Accounting Policies (continued)

The Partnership and HighPeak I recognize in its condensed consolidated and combined financial statements the effect of a tax position, if that position is more likely than not to be sustained upon examination, including resolution of any appeals or litigation processes, based upon the technical merits of the position. Tax positions taken related to the Partnership’s and HighPeak I’s status as a limited liability company, and state filing requirements have been reviewed, and management is of the opinion that they would more likely than not be sustained by examination. Accordingly, the Partnership has not recorded an income tax liability for uncertain tax benefits. Under the new centralized partnership audit rules effective for tax years beginning after 2017, the IRS assesses and collects underpayments of tax from the partnership instead of from each partner. The Partnership may be able to pass the adjustments through to its partners by making a push-out election or, if eligible, by electing out of the centralized partnership audit rules. The collection of tax from the partnership is only an administrative convenience for the IRS to collect any underpayment of income taxes including interest and penalties. Income taxes on partnership income, regardless of who pays the tax or when the tax is paid, is attributed to the partners. Any payment made by the Partnership as a result of an IRS examination will be treated as a distribution from the Partnership to the partners in the condensed consolidated financial statements.

The Partnership and HighPeak I are also subject to Texas Margin Tax. The Partnership and HighPeak I realized no Texas Margin Tax in the accompanying condensed consolidated and combined financial statements as we do not anticipate owing any Texas Margin Tax for the three and six months ended June 30, 2020 or 2019.

New accounting pronouncements. The Partnership has evaluated recently issued, but not yet effective, accounting pronouncements and does not believe they would have a material effect on the Partnership’s condensed consolidated and combined financial statements.

Note 3 – Acquisitions

During the six months ended June 30, 2020, the Partnership spent a total of $3.3 million to acquire primarily undeveloped acreage, three vertical producing properties and two salt water disposal wells in and around the Partnership’s existing properties for future exploration activities in the Midland Basin.

Grenadier Acquisition. In June 2019, HighPeak Assets II signed a purchase and sale agreement with Grenadier to acquire substantially all the oil and gas assets of Grenadier, effective June 1, 2019, subject to certain customary closing adjustments for a total purchase price of $615.0 million. Since HighPeak Assets II was contributed to the Partnership by HighPeak II, this purchase and sale agreement is now part of the Partnership effective October 1, 2019. The acquisition was originally scheduled to close no later than October 2019 but was extended twice to May 2020. In consideration for the initial extension, the Partnership; (i) released the then existing $30.75 million deposit from escrow and (ii) paid directly to Grenadier an additional $30.75 million, and (iii) agreed to treat the collective sum as a nonrefundable deposit to Grenadier. In consideration for the second extension, the Partnership agreed to pay Grenadier an additional $15.0 million that is also nonrefundable but unlike the $61.5 million deposit, will not be credited toward the purchase price. The Grenadier Acquisition was terminated in April 2020 and will not be consummated. As such, a charge to expense of $76.5 million was recognized in the first quarter of 2020.

Note 4 – Fair Value Measurements

The Partnership determines fair value based on the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements are based upon inputs that market participants use in pricing an asset or liability, which are characterized according to a hierarchy that prioritizes those inputs based on the degree to which they are observable. Observable inputs represent market data obtained from independent sources, whereas unobservable inputs reflect a company’s own market assumptions, which are used if observable inputs are not reasonably available without undue cost and effort. The fair value input hierarchy level to which an asset or liability measurement in its entirety falls is determined based on the lowest level input that is significant to the measurement in its entirety.

Note 4 – Fair Value Measurements (continued)

The three input levels of the fair value hierarchy are as follows:

●	Level 1 – quoted prices for identical assets or liabilities in active markets.
●

Level 2 – quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g. interest rates) and inputs derived principally from or corroborated by observable market data by correlation or other means.

●

Level 3 – unobservable inputs for the asset or liability, typically reflecting management’s estimate of assumptions that market participants would use in pricing the asset or liability. The fair values are therefore, determined using model-based techniques, including discounted cash flow models.

Assets and liabilities measured at fair value on a recurring basis. The fair value input hierarchy level to which an asset or liability measurement in its entirety falls is determined based on the lowest level of input that is significant to the measurement in its entirety.

The Partnership did not have any assets or liabilities that are measured at fair value on a recurring basis as of June 30, 2020 or December 31, 2019.

Assets and liabilities measured at fair value on a nonrecurring basis. Certain assets and liabilities are measured at fair value on a nonrecurring basis. These assets and liabilities are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances. Specifically, the oil and gas properties of one of the subsidiaries contributed to the Partnership by HighPeak II discussed further and in more detail in Note 9 were measured at current estimated fair value using level 3 inputs based upon market conditions in the area. The Partnership assesses the recoverability of the carrying amount of certain assets and liabilities whenever events or changes in circumstances indicate the carrying amount of an asset or liability may not be recoverable. These assets and liabilities can include inventories, proved and unproved oil and gas properties and other long-lived assets that are written down to fair value when they are impaired or held for sale. The Partnership did not record any impairments to proved and unproved oil and gas properties for the three and six months ended June 30, 2020.

The Partnership has other financial instruments consisting primarily of cash equivalents, payable and other current assets and liabilities that approximate fair value due to the nature of the instrument and their relatively short maturities.

Concentrations of credit risk. As of June 30, 2020 and December 31, 2019, management has concluded that there are no concentrations of credit risk, based on the nature of the assets held by the Partnership.

Note 5 – Exploratory Well Costs

The Partnership capitalizes exploratory well and project costs until a determination is made that the well or project has either found proved reserves, is impaired or sold. The Partnership’s capitalized exploratory well and project costs are classified as proved properties in the consolidated balance sheets. If the exploratory well or project is determined to be impaired, the impaired costs are recorded as exploration and abandonment expense.

Note 5 – Exploratory Well Costs

Capitalized exploratory well project activity is as follows (in thousands):

Six Months Ended June 30, 2020

Beginning capitalized exploratory well costs	$11,427
Additions to exploratory well costs pending the determination of proved reserves	48,149
Reclassification due to determination of proved reserves	(17,446)
Exploratory well costs charged to exploration and abandonment expense	-
Ending capitalized exploratory well costs	$42,130

All capitalized exploratory well costs have been capitalized for less than one year based on the date of drilling.

Note 6 – Asset Retirement Obligations

The Partnership’s asset retirement obligations primarily relate to the future plugging and abandonment of wells and related facilities. Market risk premiums associated with asset retirement obligations are estimated to represent a component of the Partnership’s credit-adjusted risk-free rate that is utilized in the calculations of asset retirement obligations.

Asset retirement obligations activity is as follows (in thousands):

Six Months Ended June 30, 2020

Beginning asset retirement obligations	$2,212
New wells placed on production	97
Accretion of discount	69
Ending asset retirement obligations	$2,378

As of June 30, 2020 and December 31, 2019, all asset retirement obligations are considered noncurrent and classified as such in the accompanying consolidated balance sheet.

Note 7 – Partnership Capital

Allocation of partner’s net profits and losses. Net income or loss and net gain or loss on investments for the period are allocated among the Partners in proportion to their capital commitments to the Partnership. The Partnership realized a net loss of $85.0 million for the six months ended June 30, 2020.

Partner’s distributions. The proceeds distributable by the Partnership (which shall include all proceeds attributable to the disposition of investments, net of expenses) is distributable in accordance with the Partnership Agreement. As of June 30, 2020, the Partnership has not disposed of any investments and no distributions have been made.

Note 8 — Commitments and Contingencies

The Partnership may at times be subject to various commercial or regulatory claims, litigation or other legal proceedings that arise in the ordinary course of business. While the outcome of these lawsuits and claims cannot be predicted with certainty, management believes it is remote the impact of such matters reasonably possible to occur will have a material adverse effect on the Partnership’s financial position, results of operations, or cash flows. Management is unaware of any pending litigation brought against the Partnership requiring a contingent liability to be recognized as of the date of these condensed consolidated financial statements.

Note 9 — Related Party Transactions

Contribution from LPs. Effective October 1, 2019, HighPeak I, HighPeak II and HighPeak Energy III, LP (“HighPeak III” and collectively “HP Partners”) contributed cash and wholly owned subsidiaries, HighPeak Energy Assets, LLC, HighPeak Energy Assets II, LLC and HighPeak Energy Holdings, LLC to the Partnership in return for limited partnership interest in the Partnership. Subsequent to the business combination and in 2019, HighPeak I contributed an additional $805,000 and HighPeak II contributed an additional $25.8 million in cash to the Partnership. During the six months ended June 30, 2020, HighPeak II contributed an additional $54.0 million in cash to the Partnership. Therefore, as of June 30, 2020, HighPeak I and HighPeak II owned approximately 51.9% and 48.1%, respectively.

Since HighPeak I is the predecessor to the Partnership, its consolidated statement of operations and consolidated statement of cash flows for the three and six months ended June 30, 2019 have been included in the accompanying financial statements for comparative purposes. However, HighPeak II’s results of operations are significant and as such HighPeak II’s consolidated statement of operations is shown below for additional comparative and informational purposes.

	Three Months Ended June 30, 2019	Six Months Ended June 30, 2019
Operating Revenues
Crude oil	$121	$206
Natural gas and natural gas liquids	74	181
Total operating revenues	195	387

Operating Expenses
Lease operating	285	702
Taxes other than income	19	24
Exploration and abandonment	463	708
Depletion, depreciation and amortization	81	205
Accretion	28	56
General and administrative	1,205	1,927
Total operating expenses	2,081	3,622

Net loss	$(1,886)	$(3,235)

Note 9 — Related Party Transactions (continued)

Pure Business Combination. As previously discussed, the Grenadier Acquisition was terminated in April 2020. However, Pure has obtained another extension to August 2020 to complete its initial business combination. Pure now intends to complete its initial business combination by entering a business combination agreement between the Partnership, Pure, HighPeak I, and HighPeak II (“Pure Business Combination”). HighPeak I, HighPeak II and HighPeak III have agreed to contribute their interests in the Partnership and its wholly owned subsidiaries to a newly formed entity, HighPeak Energy, Inc (“HighPeak Energy”) in return for publicly traded common stock of HighPeak Energy. HighPeak Energy is raising additional equity and possibly debt to complete the business combination with all parties involved. The Partnership could lose what it has funded and will continue to fund in notes receivable if the Pure Business Combination is not consummated plus additional legal and other expenses.

General and Administrative Expenses. The GP utilizes HighPeak Energy Management, LLC (the “Management Company”) to provide services and assistance to conduct, direct and exercise full control over the activities of the Partnership per the Partnership Agreement. However, the Management Company is funded via management fees that are paid by the parent companies of HighPeak I and HighPeak II pursuant to their respective Limited Partnership Agreements, as amended. Therefore, the Partnership reimburses the parent companies of HighPeak I and HighPeak II for actual costs incurred by the Management Company. During the three and six months ended June 30, 2020, the Partnership paid $2.25 million and $3.75 million, respectively, to each of the parent companies of HighPeak I and HighPeak II of which $1.9 million and $4.1 million was recognized as general and administrative expenses during the three and six months ended June 30, 2020, respectively. As of June 30, 2020, a total of $3.4 million remains in deferred expenses in the accompanying condensed consolidated financial statements.

Note 10 – Major Customers

Enlink Crude Purchasing, LLC and Lion Oil Trading and Transportation, LLC purchased approximately 76% and 16%, respectively, of the Partnership’s crude oil, natural gas and natural gas liquids during the three months ended June 30, 2020. The loss of them as a major purchaser of crude oil, natural gas and natural gas liquids could have a material adverse effect on the ability of the Partnership to produce and sell its oil, natural gas and natural gas liquids. However, based on the current demand for oil and natural gas and the availability of other purchasers, management believes the loss of this major purchaser would not have a material adverse effect on our financial condition and results of operations because crude oil and natural gas are fungible products with well-established markets and numerous purchasers.

Note 11 – Risks and Uncertainties

In December 2019, COVID-19 was reported to have surfaced in China. The global spread of this virus has caused business disruption around the world beginning in January 2020, including disruption to the oil and natural gas industry. In March 2020, the World Health Organization declared the outbreak of COVID-19 to be a pandemic, and the U.S. economy began to experience pronounced effects. The COVID-19 pandemic has negatively impacted the global economy, disrupted global supply chains and created significant volatility and disruption of financial and commodity markets. In addition, the pandemic has resulted in travel restrictions, business closures and the institution of quarantining and other restrictions on movement in many communities. As a result, there has been a significant reduction in demand for and prices of oil and natural gas. The extent of the impact of the COVID-19 pandemic on the Partnership’s operational and financial performance, including the ability to execute the business strategies and initiatives in the expected time frame, is uncertain and depends on various factors, including how the pandemic and measures taken in response to it impact demand for oil and natural gas, the availability of personnel, equipment and services critical to the ability to operate the properties and the impact of potential governmental restrictions on travel, transports and operations. There is uncertainty around the extent and duration of the disruption, including any potential resurgence. The degree to which the COVID-19 pandemic or any other public health crisis adversely impacts the Partnership’s results will depend on future developments, which are highly uncertain and cannot be predicted, including, but not limited to, the duration and spread of the outbreak, its severity, the actions to contain the virus or treat its impact, its impact on the U.S. and world economies and market conditions, and how quickly and to what extent normal economic and operating conditions can resume.

Note 11 – Risks and Uncertainties (continued)

Additionally, the industry is experiencing an oversupply of crude oil driven by a dispute between OPEC and Russia over production cuts and a resulting decision by Saudi Arabia and other Persian Gulf members of OPEC to increase production. In April 2020, OPEC and Russia agreed to certain production cuts. If these cuts are effected, however, they may not offset near-term demand loss attributable to the COVID-19 pandemic and the related economic slowdown, and so far, the tentative agreement has not resulted in increased commodity prices. In response to an oversupply of crude oil and corresponding low prices, there has been a significant decline in drilling by U.S. producers starting in mid-March 2020, but domestic supply has continued to exceed demand, which has led to significant operational stress with respect to capacity limitations associated with storage, pipeline and refining infrastructure, particularly in the Gulf Coast region. As storage capacity becomes more fully subscribed, the Partnership may be forced to curtail some portion or all of the estimated future production. In response to these matters, the Partnership has voluntarily shut-in a substantial portion of its production beginning in late April by only producing those wells where it is cost prohibitive to shut-in or to hold leases, and the Partnership also has reduced its planned capital expenditures for 2020 by ceasing all drilling and completion activities temporarily until prices recover somewhat. Therefore, while we expect these matters to negatively impact our short-term results, including our revenues and operating costs, as well as operating cash flows, the degree of the adverse impact cannot be reasonably estimated at this time.

Note 12 – Subsequent Events

Any material events that occur between the balance sheet date and the date of the financial statements were issued are disclosed as subsequent events, while the condensed consolidated financial statements are adjusted to reflect any conditions that exist at the balance sheet dates. The Partnership has evaluated all subsequent events and transactions for possible recognition or disclosure through August 27, 2020, the date the condensed consolidated financial statements were available for issuance.

Notes Receivable. Subsequent to quarter end, the Partnership has funded an additional $450,000 in loans to Pure pursuant to the August extension agreement. If these are fully funded in accordance with the agreement, the Partnership expects to have total notes receivable by August 21, 2020 of approximately $10.8 million.

Business Combination. On August 21, 2020, the Partnership was a party to a business combination that closed whereby the LPs contributed their limited partnership interests in the Partnership to a new publicly traded company, HighPeak Energy, Inc. (“HighPeak Energy”) in return for common stock. The Partnership will now be a wholly owned subsidiary of HighPeak Energy that raised approximately $102 million in equity capital and anticipates entering into a new debt facility with a borrowing base of approximately $20 million very shortly. The only effect on the Partnership’s stand-alone financial statements are that the notes receivable will be eliminated against the notes payable of Pure and the deferred expenses which represent primarily prepaid general and administrative expenses will be considered distributions to the LPs rather than prepaid expenses prior to closing.

Liquidity. As of June 30, 2020, the Partnership had negative working capital of $17.1 million. The Partnership’s principal uses of cash currently are operating expenses and working capital requirements. As of June 30, 2020, the Partnership had limited availability of capital from the LPs from which to draw. Based upon the business combination closing noted above, the Partnership has received approximately $120 million of available liquidity.